                                                                   Exhibit 17(M)

[LOGO] Merrill Lynch Investment Managers

Annual Report
July 31, 2001

Merrill Lynch
Arizona Municipal
Bond Fund

www.mlim.ml.com

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

TO OUR SHAREHOLDERS

The Municipal Market Environment

In recent months, investors' attention has been largely focused on weak US economic growth, volatile US equity markets, and most importantly, the Federal Reserve Board's responses to these factors. For the six-month period ended July 31, 2001, US economic growth remained weak despite repeated actions by the Federal Reserve Board to bolster US economic activity and consumer confidence. US economic activity, as measured by gross domestic product (GDP), grew 1.3% during the first quarter of 2001, while the second quarter's GDP recently was estimated at 0.7%. The Federal Reserve Board at each of its meetings this year, lowered short-term interest rates to foster greater economic growth. In the first seven months of 2001, the Federal Reserve Board lowered short-term interest rates from 6.50% to 3.75%. Lower short-term interest rates should boost economic growth by allowing businesses to finance daily operations and company expansions more easily. Lower interest rates also can reduce mortgage rates, making housing more affordable to consumers, lifting both housing and related home furnishing industries.

Despite considerable weekly and monthly volatility, fixed-income bond yields for the six months ended July 31, 2001 were little changed from their late January 2001 levels. Yields initially declined into March before rising in early May and declined again for the remainder of the July period. Citing weakening employment, declines in business investment and profits and continued modest consumer spending, the Federal Reserve Board lowered short-term interest rates on a monthly basis through April 2001. Long-term taxable fixed-income interest rates responded by declining to recent historic lows. By late March, long-term US Treasury bond yields declined approximately 25 basis points (0.25%) to 5.26%.

Initially, equity markets, especially the NASDAQ, rallied strongly expecting the Federal Reserve Board to take whatever action was necessary to restore both economic growth and corporate profitability. During late April and May 2001, many investors reallocated assets out of US Treasury securities back into equities. Corporate treasurers also issued significant amounts of taxable debt to take advantage of historically low interest rates. These higher-yielding issues helped reduce the demand for US Treasury obligations. Additionally, a strong Producer Price Index released in early May ignited smoldering inflationary fears among many investors. These investors believed that the 250 basis point decline in short-term interest rates by the Federal Reserve Board through May would eventually rekindle a strong US economy with concomitant inflationary pressures. As a result of these factors, US Treasury bond prices declined sharply and yields rose to 5.90% by mid-May 2001.

However, in early June, a report was issued stating that US manufacturing remained weak. Additionally, large numbers of US companies began to release weaker-than-expected earnings reports that pushed equity prices lower. These factors combined to renew investor demand for US Treasury issues and bond prices began to rise. The fixed-income markets continued to improve in late June and throughout July as equities remained under considerable pressure. A sizeable decline in national employment released in early July also served to emphasize the ongoing decline in economic activity despite the Federal Reserve Board's easing of monetary policy in 2001. Weak foreign economies, particularly in Japan and Argentina, also bolstered investor demand for US Treasury obligations. The resultant positive market environment saw US Treasury yields decline to end July 2001 at 5.52%, essentially unchanged from their January 2001 closing yields of 5.50%.

During the six months ended July 31, 2001, the tax-exempt bond market also reacted to both the Federal Reserve Board's monetary policy and equity market volatility. However, its reaction was far more muted both in intensity and degree. The equity market rally in April and early May, combined with the possibility that the Federal Reserve Board was close to the end of its current interest rate reduction cycle, initially pushed municipal bond yields higher. By late May, as measured by the Bond Buyer Revenue Bond Index, long-term tax-exempt bond yields rose to 5.65%, an increase of approximately 15 basis points from the end of January 2001 levels. However, during June and

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

July 2001, both institutional and retail investor demand for tax-exempt securities significantly increased. For the remainder of the period, the municipal bond market was able to respond positively to this increased demand and long-term tax-exempt bond yields declined to 5.40% by July 31, 2001, a five basis point decline in long-term municipal bond yields from January 2001 levels.

The recent relative outperformance of the tax-exempt bond market has been particularly impressive given the dramatic increase in long-term municipal bond issuance during the six-month period ended July 31, 2001. Historically, low municipal bond yields have continued to allow municipalities to refund outstanding, higher-couponed debt. Also, as yields began to rise in early April, tax-exempt issuers rushed to issue new financing, fearing higher yields in the coming months. During the past six months, almost $145 billion in long-term tax-exempt bonds was issued, an increase of more than 40% compared to the same 12-month period a year ago. During July 2001, tax-exempt bond issuance was particularly heavy with more than $75 billion in long-term municipal bonds underwritten, an increase of more than 45% compared to the same period a year ago.

Historically, early July has often been a period of weak investor demand for tax-exempt products. Seasonal tax pressures, particularly in April, often result in the liquidation of municipal securities to meet Federal and state tax payments. In recent months, there was no appreciable selling by retail accounts. However, it was recently noted that thus far in 2001, net new cash inflows into municipal bond mutual funds reached $4 billion. The same 12-month period a year ago saw net new cash outflows of more than $13 billion. This suggests that the positive technical structure of the municipal market remains intact. Also, the months of June and July have tended to be periods of strong retail demand in response to the large coupon income payments and proceeds from bond maturities and early redemptions these months generated. Analysts estimated that investors received more than $60 billion in such proceeds in June 2001 and July 2001. Given continued weak equity markets, much of these monies were reinvested in tax-exempt products, increasing an already strong demand. Additionally, short-term municipal interest rates moved lower in response to the easier Federal Reserve Board monetary policy. Seasonal tax pressures kept short-term interest rates artificially high, although not as high as in recent years. As these pressures abated, short-term municipal interest rates declined to approximately 2.5%. As interest rates declined, investors extended maturities to take advantage of the steep municipal bond yield curve. All of these factors contributed to a very positive technical environment for municipal bonds in recent months. It is likely that much of this positive environment may continue in the coming months.

Looking forward, the municipal market's direction is uncertain. Should the US economy materially weaken into late summer, the Federal Reserve Board may be forced to ease monetary conditions to a greater extent than financial markets currently expect. The prospect of two or three additional interest rate easings is likely to push fixed-income bond yields, including municipal bonds, lower. However, should the cumulative 300 basis point decline in short-term interest rates by the Federal Reserve Board so far this year, in addition to the economic stimulus expected to be generated by recent Federal tax reform, combine to restore consumer confidence and economic activity, tax-exempt bond yields are unlikely to decline further. However, given the strong technical position of the municipal bond market, the tax-exempt market is likely to continue to outperform its taxable counterpart in the near future.

Portfolio Strategy

Merrill Lynch Arizona Municipal Bond Fund is maintained as a low-duration, low-turnover portfolio. The relative inactivity of both the Arizona primary and secondary markets affords us little opportunity for major portfolio restructuring or reallocation of the Fund assets between different sectors of the municipal market. Our goal is to deliver a high level of tax-exempt current income to shareholders, while seeking to temper the Fund's net asset value vol - atility. The Fund is structured with an above-industry

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

average of couponing, and we have enhanced the Fund's allowable percentage of assets devoted to inverse floater product. As a result, the Fund was able to deliver a high current return without compromising credit standards. Going forward, our strategy will be to continue to maintain a fully invested position, although the securities in the Fund may not always offer the structure that provides the greatest price appreciation potential. Our focus remains on seeking to provide price stability and yield with above-average credit quality.

Fiscal Year in Review

During the 12 months ended July 31, 2001, 10-year US Treasury bonds traded in a range between 4.75%-5.50%. However, the market fluctuation for Arizona municipal bonds was much tighter. We made very minor adjustments to the Fund's portfolio mix over the past year, mainly because of the lack of available securities and our viewpoint that a continuous accrual of higher-couponed securities would be a more profitable strategy should interest rates either rise or trend sideways. Earlier this year, as interest rates rose from a low of 4.75%, the Fund benefited from its defensive market stance. Our attention to higher-coupon and shorter-average maturities early in the fiscal year limited the Fund's decline in net asset values as interest rates rose. After cresting at 5.50% in mid-May, the market improved as a result of weak domestic and foreign economic conditions. As we maintained the Fund's defensive stance, the portfolio underperformed as interest rates traded back toward 5.15%.

Despite our overall defensive position, the Fund's Class A, Class B, Class C and Class D Shares had total returns of +8.93%, +8.38%, +8.28% and +8.82%, respectively, for the 12 months ended July 31, 2001. The Fund underperformed relative to the +10.08% return of the unmanaged benchmark Lehman Brothers Municipal Bond Index, while the Fund's performance results were similar to the Lipper, Inc. average of other Arizona municipal bond funds for the same 12-month period. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 4 and 5 of this report to shareholders.)

Going forward, the Fund's performance may again benefit from a scenario where economic conditions improve and equity markets rise. We believe that actions taken by the Federal Reserve Board thus far this year, combined with Federal tax reform, should foster increased economic activity by year end.

In Conclusion

We appreciate your ongoing interest in Merrill Lynch Arizona Municipal Bond Fund, and we look forward to serving your investment needs in the months and years to come.

Sincerely,

/s/ Terry K. Glenn

Terry K. Glenn
President and Trustee

/s/ Vincent R. Giordano

Vincent R. Giordano
Senior Vice President

/s/ Walter C. O'Connor

Walter C. O'Connor
Vice President and Portfolio Manager

September 7, 2001

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select PricingSM System, which offers four pricing alternatives:

 .     Class A Shares incur a maximum initial sales charge (front-end load) of 4%
      and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

 .     Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.25% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 10 years. (There is no initial sales charge for automatic share conversions.)

 .     Class C Shares are subject to a distribution fee of 0.35% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

 .     Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.10% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Average Annual Total Return

                                               % Return Without   % Return With
                                                 Sales Charge     Sales Charge**
================================================================================
Class A Shares*
================================================================================
One Year Ended 6/30/01                              +9.17%            +4.81%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                            +5.52             +4.66
--------------------------------------------------------------------------------
Inception (11/29/91)
through 6/30/01                                     +6.51             +6.05
--------------------------------------------------------------------------------
 * Maximum sales charge is 4%.
** Assuming maximum sales charge.

                                                   % Return         % Return
                                                 Without CDSC      With CDSC**
================================================================================
Class B Shares*
================================================================================
One Year Ended 6/30/01                              +8.62%            +4.62%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                            +4.99             +4.99
--------------------------------------------------------------------------------
Inception (11/29/91)
through 6/30/01                                     +5.97             +5.97
--------------------------------------------------------------------------------
 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
** Assuming payment of applicable contingent deferred sales charge.

                                                   % Return         % Return
                                                 Without CDSC      With CDSC**
================================================================================
Class C Shares*
================================================================================
One Year Ended 6/30/01                              +8.52%            +7.52%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                            +4.88             +4.88
--------------------------------------------------------------------------------
Inception (10/21/94)
through 6/30/01                                     +5.59             +5.59
--------------------------------------------------------------------------------
 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
**Assuming payment of applicable contingent deferred sales charge.

                                               % Return Without   % Return With
                                                 Sales Charge     Sales Charge**
================================================================================
Class D Shares*
================================================================================
One Year Ended 6/30/01                              +9.07%            +4.71%
--------------------------------------------------------------------------------
Five Years Ended 6/30/01                            +5.42             +4.56
--------------------------------------------------------------------------------
Inception (10/21/94)
through 6/30/01                                     +6.14             +5.49
--------------------------------------------------------------------------------
 * Maximum sales charge is 4%.
** Assuming maximum sales charge.

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

PERFORMANCE DATA (concluded)

Total Return Based on a $10,000 Investment

A line graph depicting the growth of an investment in the Fund's Class A Shares and Class B Shares compared to growth of an investment in the Lehman Brothers Municipal Bond Index. Values are from November 29, 1991 to July 2001:

                          11/29/91**   7/92     7/93    7/94      7/95    7/96
ML Arizona
Municipal Bond Fund+--
Class A Shares*            $  9,600  $10,734  $11,767  $11,958  $12,766  $13,537
ML Arizona
Municipal Bond Fund+--
Class B Shares*            $ 10,000  $11,145  $12,156  $12,291  $13,056  $13,773
Lehman Brothers Municipal
Bond Index++               $ 10,000  $10,952  $11,920  $12,143  $13,099  $13,963

                              7/97     7/98    7/99      7/00     7/01    7/99
ML Arizona
Municipal Bond Fund+--
Class A Shares*            $ 14,705  $15,477  $15,867  $16,314  $17,771 $13,152

ML Arizona
Municipal Bond Fund+--
Class B Shares*            $ 14,886  $15,587  $15,900  $16,266  $17,629 $12,944
Lehman Brothers Municipal
Bond Index++               $ 15,395  $16,318  $16,787  $17,511  $19,276 $14,234

A line graph depicting the growth of an investment in the Fund's Class C Shares and Class D Shares compared to growth of an investment in the Lehman Brothers Municipal Bond Index. Values are from October 21, 1994 to July 2001:

                         10/21/94**   7/95      7/96      7/97      7/98   7/99
ML Arizona
Municipal Bond Fund+--
Class C Shares*             $10,000  $10,853  $11,437  $12,349  $12,918   $13,152
ML Arizona
Municipal Bond Fund+--
Class D Shares*             $ 9,600  $10,456  $11,076  $12,020  $12,638   $12,944
Lehman Brothers Municipal
Bond Index++                $10,000  $11,107  $11,840  $13,054  $13,836   $14,234

                            7/00      7/01
ML Arizona
Municipal Bond Fund+--
Class C Shares*             $13,441  $14,554
ML Arizona
Municipal Bond Fund+--
Class D Shares*             $13,296  $14,469
Lehman Brothers Municipal
Bond Index++                $14,848  $16,344

* Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.
**    Commencement of operations.
+ ML Arizona Municipal Bond Fund invests primarily in long-term investment-grade obligations issued by or on behalf of the state of Arizona, its political subdivisions, agencies and instrumentalities and obligations of other qualifying issuers.
++ This unmanaged Index consists of long-term revenue bonds, prerefunded bonds, general obligation bonds and insured bonds. The starting date for the Index in the Class C & Class D Shares' graph is from 10/31/94. Past performance is not predictive of future performance.

Recent Performance Results*

                                                     6-Month        12-Month     Since Inception   Standardized
As of July 31, 2001                                Total Return   Total Return    Total Return     30-Day Yield
===============================================================================================================
ML Arizona Municipal Bond Fund Class A Shares         +3.26%         +8.93%          +85.11%          3.98%
---------------------------------------------------------------------------------------------------------------
ML Arizona Municipal Bond Fund Class B Shares         +3.00          +8.38           +76.29           3.64
---------------------------------------------------------------------------------------------------------------
ML Arizona Municipal Bond Fund Class C Shares         +2.95          +8.28           +45.54           3.54
---------------------------------------------------------------------------------------------------------------
ML Arizona Municipal Bond Fund Class D Shares         +3.21          +8.82           +50.72           3.88
===============================================================================================================

* Investment results shown do not reflect sales charges; results would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Fund's since inception periods are from 11/29/91 for Class A & Class B Shares and from 10/21/94 for Class C & Class D Shares.

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

SCHEDULE OF INVESTMENTS                                           (in Thousands)

S&P       Moody's    Face
Ratings   Ratings   Amount                                       Issue                                                 Value
-----------------------------------------------------------------------------------------------------------------------------
Arizona--89.3%
-----------------------------------------------------------------------------------------------------------------------------
NR*       AAA       $  960   Arizona Health Facilities Authority, Hospital System Revenue Refunding Bonds
                             (Saint Luke's Health Systems), 7.25% due 11/01/2003 (g)                                  $ 1,057
-----------------------------------------------------------------------------------------------------------------------------------
BBB       Baa2       2,000   Arizona Health Facilities Authority Revenue Bonds (Catholic Healthcare West),
                             Series A, 6.625% due 7/01/2020                                                             2,032
-----------------------------------------------------------------------------------------------------------------------------------
NR*       Aa1        2,860   Arizona State Transportation Board, Highway Revenue Refunding Bonds,
                             RIB, Series 367, 8.49% due 7/01/2019 (h)                                                   3,235
-----------------------------------------------------------------------------------------------------------------------------------
NR*       Aa         2,000   Arizona Student Loan Acquisition Authority, Student Loan Revenue Refunding Bonds,
                             AMT, Senior Series B, 6.60% due 5/01/2010                                                  2,113
-----------------------------------------------------------------------------------------------------------------------------------
A1+       P1           810   Coconino County, Arizona, Pollution Control Corporation Revenue Bonds
                             (Arizona Public Service Co. Project), VRDN, AMT, Series A, 2.70% due 12/01/2031 (i)          810
-----------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        2,000   Gilbert, Arizona, Water and Sewer Revenue Refunding Bonds, 6.50% due 7/01/2022 (c)         2,174
-----------------------------------------------------------------------------------------------------------------------------------
AAA       NR*        1,000   Glendale, Arizona, Development Authority, Educational Facilities Revenue Refunding
                             Bonds (American Graduate School International), 7.125% due 7/01/2005 (b)(g)                1,143
-----------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,000   Glendale, Arizona, Union High School District Number 205, GO (Projects of 1993),
                             Series B, 5.70% due 7/01/2005 (c)(g)                                                       1,092
-----------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        2,000   Maricopa County, Arizona, Elementary School District No. 68 (Alhambra), GO, Refunding,
                             Series A, 6.75% due 7/01/2014 (a)                                                          2,215
-----------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,000   Maricopa County, Arizona, Gilbert Unified School District Number 41, GO,
                             6.25% due 7/01/2015 (d)                                                                    1,117
-----------------------------------------------------------------------------------------------------------------------------------
BBB       Baa1       1,000   Maricopa County, Arizona, Hospital Revenue Refunding Bonds (Sun Health Corporation),
                             6.125% due 4/01/2018                                                                         988
-----------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,000   Maricopa County, Arizona, IDA, M/F Housing Revenue Bonds (Metro Gardens--Mesa Ridge
                             Project), Series A, 5.65% due 7/01/2019 (f)                                                1,040
-----------------------------------------------------------------------------------------------------------------------------------
                             Maricopa County, Arizona, Pollution Control Corporation, PCR, Refunding:
A1+       P1         1,200     (Arizona Public Service Company), VRDN, Series B, 2.70% due 5/01/2029 (i)                1,200
BB+       Ba1        1,000     (El Paso Electric), Series E, 6.15% due 8/01/2002                                        1,010
BBB-      Baa3       1,000     (Public Service Company of New Mexico Project), Series A, 6.30% due 12/01/2026           1,014
-----------------------------------------------------------------------------------------------------------------------------------
NR*       NR*        2,000   Mohave County, Arizona, IDA, IDR (North Star Steel Company Project), AMT,
                             6.70% due 3/01/2020                                                                        2,091
-----------------------------------------------------------------------------------------------------------------------------------

PORTFOLIO ABBREVIATIONS

To simplify the listings of Merrill Lynch Arizona Municipal Bond Fund's portfolio holdings in the Schedule of Investments, we have abbreviated the names of many of the securities according to the list below and at right.

AMT    Alternative Minimum Tax (subject to)
GO     General Obligation Bonds
IDA    Industrial Development Authority
IDR    Industrial Development Revenue Bonds
M/F    Multi-Family
PCR    Pollution Control Revenue Bonds
RIB    Residual Interest Bonds
RITR   Residual Interest Trust Receipts
VRDN   Variable Rate Demand Notes
YCN    Yield Curve Notes

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

SCHEDULE OF INVESTMENTS (concluded)                               (in Thousands)

S&P       Moody's    Face
Ratings   Ratings   Amount                                       Issue                                                 Value
-----------------------------------------------------------------------------------------------------------------------------
Arizona (concluded)
-----------------------------------------------------------------------------------------------------------------------------
                             Peoria, Arizona, Improvement District No. 8401, Special Assessment Bonds No. 8802:
BBB+      NR*       $  430     7.20% due 1/01/2010                                                                      $   455
BBB+      NR*          510     7.20% due 1/01/2013                                                                          540
-------------------------------------------------------------------------------------------------------------------------------
                             Peoria, Arizona, Improvement District, Special Assessment Bonds No. 8801:
BBB+      NR*          200     7.30% due 1/01/2009                                                                          212
BBB+      NR*          395     7.30% due 1/01/2011                                                                          419
-------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        1,275   Phoenix, Arizona, Civic Improvement, Corporate Wastewater System Revenue
                             Refunding Bonds, Junior Lien, 5.375% due 7/01/2016 (c)                                       1,342
-------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        2,000   Phoenix, Arizona, Civic Improvement Corporation, Municipal Facilities Excise
                             Tax Revenue Bonds, 6.90% due 7/01/2004 (f)(g)                                                2,242
-------------------------------------------------------------------------------------------------------------------------------
AA+       Aa1        2,665   Phoenix, Arizona, GO, 5.875% due 7/01/2017                                                   2,897
-------------------------------------------------------------------------------------------------------------------------------
NR*       Aaa        2,220   Phoenix, Arizona, IDA Revenue Bonds (Camelback Crossing), 6.20% due 9/20/2020 (e)            2,394
-------------------------------------------------------------------------------------------------------------------------------
B+        Ba3        1,000   Pima County, Arizona, IDA, Industrial Revenue Refunding Bonds (Tucson Electric Power
                             Company Project), Series B, 6% due 9/01/2029                                                   949
-------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        2,050   Pinal County, Arizona, Unified School District Number 43, Apache Junction, GO,
                             Refunding, 5.75% due 7/01/2015 (c)                                                           2,297
-------------------------------------------------------------------------------------------------------------------------------
BBB-      NR*          750   Prescott Valley, Arizona, Improvement District, Special Assessment Bonds
                             (Sewer Collection System Roadway Repair), 7.90% due 1/01/2012                                  801
-------------------------------------------------------------------------------------------------------------------------------
A-        NR*        1,600   Sedona, Arizona, Sewer Revenue Refunding Bonds, 7% due 7/01/2012                             1,741
-------------------------------------------------------------------------------------------------------------------------------
AAA       Aaa        2,000   Tucson, Arizona, Airport Authority Incorporated, Revenue Refunding Bonds,
                             5.70% due 6/01/2013 (f)                                                                      2,091
-------------------------------------------------------------------------------------------------------------------------------
AA        NR*        2,315   Tucson, Arizona, IDA, Senior Living Facilities Revenue Bonds
                             (Christian Care Tucson Inc. Project), Series A, 6.125% due 7/01/2024                         2,482
-------------------------------------------------------------------------------------------------------------------------------
AA        A1         2,000   University of Arizona, University Revenue Refunding Bonds, Series A, 6.20% due 6/01/2016     2,305
-------------------------------------------------------------------------------------------------------------------------------
                             Puerto Rico--12.6%
-------------------------------------------------------------------------------------------------------------------------------
                             Puerto Rico Commonwealth, GO, Refunding (h):
AAA       Aaa        3,000     RITR, Class R, Series 3, 8.616% due 7/01/2016 (f)                                          3,487
AAA       Aaa        2,000     YCN, 8.432% due 7/01/2020 (d)(j)                                                           2,160
-------------------------------------------------------------------------------------------------------------------------------
A         Baa1       1,000   Puerto Rico Commonwealth Highway and Transportation Authority, Transportation
                             Revenue Bonds, Series B, 6% due 7/01/2026                                                    1,052
-------------------------------------------------------------------------------------------------------------------------------
Total Investments (Cost--$51,095)--101.9%                                                                                54,197
Liabilities in Excess of Other Assets--(1.9%)                                                                            (1,003)
                                                                                                                        -------
Net Assets--100.0%                                                                                                      $53,194
-------------------------------------------------------------------------------------------------------------------------------

(a)   AMBAC Insured.
(b)   Connie Lee Insured.
(c)   FGIC Insured.
(d)   FSA Insured.
(e)   GNMA Collateralized.
(f)   MBIA Insured.
(g)   Prerefunded.
(h) The interest rate is subject to change periodically and inversely based upon prevailing market rates. The interest rate shown is the rate in effect at July 31, 2001.
(i) The interest rate is subject to change periodically based upon prevailing market rates. The interest rate shown is the rate in effect at July 31, 2001.
(j)   Escrowed to maturity.
*     Not Rated.
Ratings of issues shown have not been audited by Deloitte & Touche LLP.

See Notes to Financial Statements.

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

FINANCIAL INFORMATION

Statement of Assets and Liabilities as of July 31, 2001

Assets:              Investments, at value (identified cost--$51,095,350) ..........................                 $ 54,197,308
                     Cash ..........................................................................                       17,362
                     Receivables:
                       Interest ....................................................................   $   457,409
                       Beneficial interest sold ....................................................         5,793        463,202
                                                                                                       -----------
                     Prepaid expenses and other assets .............................................                        8,813
                                                                                                                     ------------
                     Total assets ..................................................................                   54,686,685
                                                                                                                     ------------
---------------------------------------------------------------------------------------------------------------------------------
Liabilities:         Payables:
                       Securities purchased ........................................................     1,345,327
                       Dividends to shareholders ...................................................        63,012
                       Investment adviser ..........................................................        24,040
                       Distributor .................................................................        15,298
                       Beneficial interest redeemed ................................................        12,368      1,460,045
                                                                                                       -----------
                     Accrued expenses and other liabilities ........................................                       32,222
                                                                                                                     ------------
                     Total liabilities .............................................................                    1,492,267
                                                                                                                     ------------
---------------------------------------------------------------------------------------------------------------------------------
Net Assets:          Net assets ....................................................................                 $ 53,194,418
                                                                                                                     ============
---------------------------------------------------------------------------------------------------------------------------------

Net Assets           Class A Shares of beneficial interest, $.10 par value, unlimited number of
Consist of:          shares authorized .............................................................                 $    107,356
                     Class B Shares of beneficial interest, $.10 par value, unlimited number of
                     shares authorized .......................................................                            319,531
                     Class C Shares of beneficial interest, $.10 par value, unlimited number of
                     shares authorized .............................................................                       16,218
                     Class D Shares of beneficial interest, $.10 par value, unlimited number of
                     shares authorized .............................................................                       57,293
                     Paid-in capital in excess of par................................                                  50,136,523
                     Accumulated distributions in excess of realized capital gains--net                                  (544,461)
                     Unrealized appreciation on investments--net ...................................                    3,101,958
                                                                                                                     ------------
                     Net assets ....................................................................                 $ 53,194,418
                                                                                                                     ============
---------------------------------------------------------------------------------------------------------------------------------
Net Asset Value:      Class A--Based on net assets of $11,413,531 and 1,073,557 shares
                      of beneficial interest outstanding ...........................................                 $      10.63
                                                                                                                     ============
                      Class B--Based on net assets of $33,972,049 and 3,195,310 shares
                      of beneficial interest outstanding ...........................................                 $      10.63
                                                                                                                     ============
                      Class C--Based on net assets of $1,722,997 and 162,185 shares
                      of beneficial interest outstanding ...........................................                 $      10.62
                                                                                                                     ============
                      Class D--Based on net assets of $6,085,841 and 572,935 shares
                      of beneficial interest outstanding ...........................................                 $      10.62
                                                                                                                     ============
---------------------------------------------------------------------------------------------------------------------------------

                      See Notes to Financial Statements.

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

Statement of Operations

                                                                                                 For the Year Ended
                                                                                                      July 31, 2001
-------------------------------------------------------------------------------------------------------------------
Investment Income:   Interest and amortization of premium and discount earned ........                 $  3,137,365
-------------------------------------------------------------------------------------------------------------------
Expenses:            Investment advisory fees.........................................   $   287,397
                     Account maintenance and distribution fees--Class B...............       170,436
                     Accounting services..............................................        69,141
                     Professional fees................................................        68,868
                     Printing and shareholder reports.................................        37,947
                     Transfer agent fees--Class B.....................................        14,085
                     Registration fees................................................        12,143
                     Trustees' fees and expenses......................................         8,501
                     Account maintenance and distribution fees--Class C...............         7,944
                     Transfer agent fees--Class A.....................................         7,177
                     Pricing fees.....................................................         6,478
                     Account maintenance fees--Class D................................         5,399
                     Custodian fees..................................................          3,648
                     Transfer agent fees--Class D.....................................         2,229
                     Transfer agent fees--Class C.....................................           545
                     Other............................................................         6,783
                                                                                         -----------
                     Total expenses...................................................                      708,721
                                                                                                       ------------
                     Investment income--net ..........................................                    2,428,644
                                                                                                       ------------
-------------------------------------------------------------------------------------------------------------------
Realized &           Realized gain on investments--net ...............................                      461,989
Unrealized Gain on   Change in unrealized appreciation on investments--net............                    1,409,146
Investments--Net:                                                                                      ------------
                     Net Increase in Net Assets Resulting from Operations ............                 $  4,299,779
                                                                                                       ============
-------------------------------------------------------------------------------------------------------------------

                      See Notes to Financial Statements.

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

Statements of Changes in Net Assets

                                                                                                        For the Year Ended
                                                                                                             July 31,
                                                                                                    ---------------------------
Increase (Decrease) in Net Assets:                                                                      2001           2000
-------------------------------------------------------------------------------------------------------------------------------
Operations:           Investment income--net ....................................................   $  2,428,644   $  2,694,007
                      Realized gain (loss) on investments--net ..................................        461,989       (246,381)
                      Change in unrealized appreciation on investments--net .....................      1,409,146     (1,342,914)
                                                                                                    ------------   ------------
                      Net increase in net assets resulting from operations ......................      4,299,779      1,104,712
                                                                                                    ------------   ------------
-------------------------------------------------------------------------------------------------------------------------------
Dividends &           Investment income--net:
Distributions to        Class A .................................................................       (572,827)      (639,418)
Shareholders:           Class B .................................................................     (1,532,885)    (1,803,547)
                        Class C .................................................................        (58,282)       (50,135)
                        Class D .................................................................       (264,650)      (200,907)
                      In excess of realized gain on investments--net:
                        Class A .................................................................         (2,510)        (7,114)
                        Class B .................................................................         (7,329)       (23,230)
                        Class C .................................................................           (249)          (534)
                        Class D .................................................................         (1,174)        (2,189)
                                                                                                    ------------   ------------
                      Net decrease in net assets resulting from dividends and distributions
                      to shareholders ...........................................................     (2,439,906)    (2,727,074)
                                                                                                    ------------   ------------
-------------------------------------------------------------------------------------------------------------------------------
Beneficial Interest   Net decrease in net assets derived from beneficial interest transactions...       (405,164)    (7,420,185)
Transactions:                                                                                       ------------   ------------
-------------------------------------------------------------------------------------------------------------------------------
Net Assets:           Total increase (decrease) in net assets ...................................      1,454,709     (9,042,547)
                      Beginning of year .........................................................     51,739,709     60,782,256
                                                                                                    ------------   ------------
                      End of year................................................................   $ 53,194,418   $ 51,739,709
                                                                                                    ============   ============
-------------------------------------------------------------------------------------------------------------------------------

                      See Notes to Financial Statements.

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

Financial Highlights

                                                                                      Class A
The following per share data and ratios have been derived       ----------------------------------------------------
from information provided in the financial statements.                      For the Year Ended July 31,
                                                                ----------------------------------------------------
Increase (Decrease) in Net Asset Value:                           2001       2000       1999       1998      1997
--------------------------------------------------------------------------------------------------------------------
Per Share          Net asset value, beginning of year .......   $  10.26   $  10.53   $  10.88   $  10.87   $  10.54
Operating
                                                                --------   --------   --------   --------   --------
Performance:       Investment income--net ...................        .52        .54        .52        .55        .55
                   Realized and unrealized gain (loss) on
                   investments--net .........................        .37       (.26)      (.24)       .01        .33
                                                                --------   --------   --------   --------   --------
                   Total from investment operations .........        .89        .28        .28        .56        .88
                                                                --------   --------   --------   --------   --------
                   Less dividends and distributions:
                     Investment income--net .................       (.52)      (.54)      (.52)      (.55)      (.55)
                     In excess of realized gain on
                     investments--net .......................         --+      (.01)      (.11)        --         --
                                                                --------   --------   --------   --------   --------
                   Total dividends and distributions ........       (.52)      (.55)      (.63)      (.55)      (.55)
                                                                --------   --------   --------   --------   --------
                   Net asset value, end of year .............   $  10.63   $  10.26   $  10.53   $  10.88   $  10.87
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------
Total Investment   Based on net asset value per share .......       8.93%      2.82%      2.52%      5.25%      8.63%
Return:*
                                                                ========   ========    =======    =======    =======
--------------------------------------------------------------------------------------------------------------------
Ratios to          Expenses .................................       1.00%       .86%       .94%       .82%       .79%
Average
                                                                ========   ========    =======    =======    =======
Net Assets:        Investment income--net ...................       5.00%      5.31%      4.77%      5.01%      5.21%
                                                                ========   ========    =======    =======    =======
--------------------------------------------------------------------------------------------------------------------
Supplemental       Net assets, end of year (in thousands) ...   $ 11,413   $ 11,525   $ 12,975   $ 13,875   $ 14,012
                                                                ========   ========   ========   ========   ========
Data:              Portfolio turnover .......................      41.00%     41.15%     25.16%     53.75%     29.68%
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------

                  * Total investment returns exclude the effects of sales
                    charges.
                  + Amount is less than $.01 per share.

                    See Notes to Financial Statements.

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

Financial Highlights (continued)

                                                                                      Class B
The following per share data and ratios have been derived       ----------------------------------------------------
from information provided in the financial statements.                      For the Year Ended July 31,
                                                                ----------------------------------------------------
Increase (Decrease) in Net Asset Value:                           2001       2000       1999       1998       1997
--------------------------------------------------------------------------------------------------------------------
Per Share          Net asset value, beginning of year .......   $  10.26   $  10.53   $  10.88   $  10.87   $  10.54
Operating
                                                                --------   --------   --------   --------   --------
Performance:       Investment income--net ...................        .47        .49        .46        .49        .50
                   Realized and unrealized gain (loss) on
                   investments--net .........................        .37       (.26)      (.24)       .01        .33
                                                                --------   --------   --------   --------   --------
                   Total from investment operations.........         .84        .23        .22        .50        .83
                                                                --------   --------   --------   --------   --------
                   Less dividends and distributions:
                     Investment income--net..................       (.47)      (.49)      (.46)      (.49)      (.50)
                     In excess of realized gain on
                     investments--net .......................         --+      (.01)      (.11)        --         --
                                                                --------   --------   --------   --------   --------
                   Total dividends and distributions ........       (.47)      (.50)      (.57)      (.49)      (.50)
                                                                --------   --------   --------   --------   --------
                   Net asset value, end of year .............   $  10.63   $  10.26   $  10.53   $  10.88   $  10.87
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------
Total Investment   Based on net asset value per share .......       8.38%      2.30%      2.01%      4.71%      8.08%
Return:*
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------
Ratios to          Expenses .................................       1.51%      1.37%      1.44%      1.32%      1.30%
Average
                                                                ========   ========   ========   ========   ========
Net Assets:        Investment income--net ...................       4.50%      4.80%      4.26%      4.50%      4.70%
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------
Supplemental       Net assets, end of year (in thousands) ...   $ 33,972   $ 34,565   $ 42,758   $ 51,503   $ 58,282
Data:
                                                                ========   ========   ========   ========   ========
                   Portfolio turnover .......................      41.00%     41.15%     25.16%     53.75%     29.68%
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------

                  * Total investment returns exclude the effects of sales
                    charges.
                  + Amount is less than $.01 per share.

                    See Notes to Financial Statements.

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

Financial Highlights (continued)

                                                                                      Class C
The following per share data and ratios have been derived       ----------------------------------------------------
from information provided in the financial statements.                      For the Year Ended July 31,
                                                                ----------------------------------------------------
Increase (Decrease) in Net Asset Value:                           2001       2000       1999       1998       1997
--------------------------------------------------------------------------------------------------------------------
Per Share          Net asset value, beginning of year .......   $  10.25   $  10.52   $  10.88   $  10.87   $  10.54
Operating
                                                                --------   --------   --------   --------   --------
Performance:       Investment income--net ...................        .46        .48        .45        .48        .49
                   Realized and unrealized gain (loss) on
                   investments--net .........................        .37       (.26)      (.25)       .01        .33
                                                                --------   --------   --------   --------   --------
                   Total from investment operations .........        .83        .22        .20        .49        .82
                                                                --------   --------   --------   --------   --------
                   Less dividends and distributions:
                     Investment income--net .................       (.46)      (.48)      (.45)      (.48)      (.49)
                     In excess of realized gain on
                     investments--net .......................         --+      (.01)      (.11)        --         --
                                                                --------   --------   --------   --------   --------
                   Total dividends and distributions ........       (.46)      (.49)      (.56)      (.48)      (.49)
                                                                --------   --------   --------   --------   --------
                   Net asset value, end of year .............   $  10.62   $  10.25   $  10.52   $  10.88   $  10.87
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------
Total Investment   Based on net asset value per share .......       8.28%      2.20%      1.81%      4.61%      7.97%
Return:*
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------
Ratios to          Expenses .................................       1.61%      1.47%      1.54%      1.42%      1.40%
Average
                                                                ========   ========   ========   ========   ========
Net Assets:        Investment income--net ...................       4.40%      4.71%      4.16%      4.39%      4.59%
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------
Supplemental       Net assets, end of year (in thousands) ...   $  1,723   $  1,244   $    996   $  1,233   $    957
Data:
                                                                ========   ========   ========   ========   ========
                   Portfolio turnover .......................      41.00%     41.15%     25.16%     53.75%     29.68%
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------

                  * Total investment returns exclude the effects of sales
                    charges.
                  + Amount is less than $.01 per share.

                    See Notes to Financial Statements.

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

FINANCIAL INFORMATION (concluded)

Financial Highlights (concluded)

                                                                                      Class D
The following per share data and ratios have been derived       ----------------------------------------------------
from information provided in the financial statements.                      For the Year Ended July 31,
                                                                ----------------------------------------------------
Increase (Decrease) in Net Asset Value:                           2001       2000       1999       1998       1997
--------------------------------------------------------------------------------------------------------------------
Per Share          Net asset value, beginning of year .......   $  10.25   $  10.52   $  10.87   $  10.86   $  10.53
Operating
                                                                --------   --------   --------   --------   --------

Performance:       Investment income--net ...................        .51        .53        .51        .54        .54
                   Realized and unrealized gain (loss) on
                   investments--net .........................        .37       (.26)      (.24)       .01        .33
                                                                --------   --------   --------   --------   --------
                   Total from investment operations .........        .88        .27        .27        .55        .87
                                                                --------   --------   --------   --------   --------
                   Less dividends and distributions:
                     Investment income--net..................       (.51)      (.53)      (.51)      (.54)      (.54)
                     In excess of realized gain on
                     investments--net .......................         --+      (.01)      (.11)        --         --
                                                                --------   --------   --------   --------   --------
                   Total dividends and distributions ........       (.51)      (.54)      (.62)      (.54)      (.54)
                                                                --------   --------   --------   --------   --------
                   Net asset value, end of year .............   $  10.62   $  10.25   $  10.52   $  10.87   $  10.86
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------
Total Investment   Based on net asset value per share .......       8.82%      2.72%      2.42%      5.14%      8.52%
Return:*
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------
Ratios to          Expenses .................................       1.10%       .96%      1.05%       .92%       .89%
Average
                                                                ========   ========   ========   ========   ========
Net Assets:        Investment income--net ...................       4.90%      5.20%      4.67%      4.90%      5.11%
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------
Supplemental       Net assets, end of year (in thousands) ...   $  6,086   $  4,406   $  4,053   $  2,740   $  2,188
Data:
                                                                ========   ========   ========   ========   ========
                   Portfolio turnover .......................      41.00%     41.15%     25.16%     53.75%     29.68%
                                                                ========   ========   ========   ========   ========
--------------------------------------------------------------------------------------------------------------------

                  * Total investment returns exclude the effects of sales
                    charges.
                  + Amount is less than $.01 per share.

                    See Notes to Financial Statements.

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Merrill Lynch Arizona Municipal Bond Fund (the "Fund") is part of Merrill Lynch Multi-State Municipal Series Trust (the "Trust"). The Fund is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Fund offers four classes of shares under the Merrill Lynch Select PricingSM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments -- Municipal bonds and other portfolio securities in which the Fund invests are traded primarily in the over-the-counter municipal bond and money markets and are valued at the last available bid price in the over-the-counter market or on the basis of yield equivalents as obtained from one or more dealers that make markets in the securities. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their settlement prices as of the close of such exchanges. Short-term investments with remaining maturities of sixty days or less are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Trust, including valuations furnished by a pricing service retained by the Trust, which may utilize a matrix system for valuations. The procedures of the pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trustees.

(b) Derivative financial instruments -- The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

 . Financial futures contracts -- The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(c) Income taxes -- It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(d) Security transactions and investment income -- Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis. Discounts and market premiums are amortized into interest income. The Fund will adopt the provisions to amortize premiums and discounts on debt securities effective August 1, 2001, as now required under the new

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

AICPA Audit and Accounting Guide for Investment Companies. The cumulative effect of this accounting change will have no impact on the total net assets of the Fund, but will result in a $320 increase to the cost of securities and a corresponding $320 decrease to net unrealized appreciation, based on debt securities held as of July 31, 2001.

(e) Dividends and distributions -- Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates. Distributions in excess of realized capital gains are due primarily to differing tax treatments for futures transactions and post-October losses.

(f) Expenses -- Certain expenses have been allocated to the individual Funds in the Trust on a pro rata basis based upon the respective aggregate net asset value of each Fund included in the Trust.

2. Investment Advisory Agreement and Transactions with Affiliates:

The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

FAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee based upon the average daily value of the Fund's net assets at the following annual rates: .55% of the Fund's average daily net assets not exceeding $500 million; .525% of average daily net assets in excess of $500 million but not exceeding $1 billion; and .50% of average daily net assets in excess of $1 billion.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

--------------------------------------------------------------------------------
                                                    Account         Distribution
                                                Maintenance Fee         Fee
--------------------------------------------------------------------------------
Class B ....................................         .25%              .25%
Class C ....................................         .25%              .35%
Class D ....................................         .10%               --
--------------------------------------------------------------------------------

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended July 31, 2001, FAMD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

--------------------------------------------------------------------------------
                                                       FAMD               MLPF&S
--------------------------------------------------------------------------------
Class A ................................               $433               $2,963
Class D ................................               $672               $7,048
--------------------------------------------------------------------------------

For the year ended July 31, 2001, MLPF&S received contingent deferred sales charges of $10,554 and $4,500 relating to transactions in Class B and Class C Shares respectively.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Prior to January 1, 2001, FAM provided accounting services to the Fund at its cost and the Fund reimbursed FAM for these services. FAM continues to provide certain accounting services to the Fund. The Fund reimbursed FAM at its cost for such services. For the year ended July 31, 2001, the Fund reimbursed

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

FAM an aggregate of $28,351 for the above-described services. The Fund entered into an agreement with State Street Bank and Trust Company ("State Street"), effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Fund. The Fund pays a fee for these services.

Certain officers and/or trustees of the Fund are officers and/or directors of FAM, PSI, FDS, FAMD, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the year ended July 31, 2001 were $26,698,523 and $20,246,598, respectively.

Net realized gains for the year ended July 31, 2001 and net unrealized gains as of July 31, 2001 were as follows:

--------------------------------------------------------------------------------
                                                     Realized         Unrealized
                                                      Gains             Gains
--------------------------------------------------------------------------------
Long-term investments ......................         $366,089         $3,101,958
Financial futures contracts ................           95,900                 --
                                                     --------         ----------
Total ......................................         $461,989         $3,101,958
                                                     ========         ==========
--------------------------------------------------------------------------------

As of July 31, 2001, net unrealized appreciation for Federal income tax purposes aggregated $3,101,958, of which $3,121,541 related to appreciated securities and $19,583 related to depreciated securities. The aggregate cost of investments at July 31, 2000 for Federal income tax purposes was $51,095,350.

4. Beneficial Interest Transactions:

Net decrease in net assets derived from beneficial interest transactions was $405,164 and $7,420,185 for the years ended July 31, 2001 and July 31, 2000, respectively.

Transactions in shares of beneficial interest for each class were as follows:

--------------------------------------------------------------------------------
Class A Shares for the Year                                            Dollar
Ended July 31, 2001                                 Shares             Amount
--------------------------------------------------------------------------------
Shares sold ...............................          43,958         $   462,703
Shares issued to shareholders
in reinvestment of dividends
and distributions .........................          25,085             262,786
                                                   --------         -----------
Total issued ..............................          69,043             725,489
Shares redeemed ...........................        (119,240)         (1,249,931)
                                                   --------         -----------
Net decrease ..............................         (50,197)        $  (524,442)
                                                   ========         ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class A Shares for the Year                                            Dollar
Ended July 31, 2000                                 Shares             Amount
--------------------------------------------------------------------------------
Shares sold ...............................         121,596         $ 1,219,526
Shares issued to shareholders
in reinvestment of dividends
and distributions .........................          32,916             333,211
                                                   --------         -----------
Total issued ..............................         154,512           1,552,737
Shares redeemed ...........................        (263,317)         (2,665,813)
                                                   --------         -----------
Net decrease ..............................        (108,805)        $(1,113,076)
                                                   ========         ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class B Shares for the Year                                            Dollar
Ended July 31, 2001                                 Shares             Amount
--------------------------------------------------------------------------------
Shares sold ...............................         386,365         $ 4,069,369
Shares issued to shareholders
in reinvestment of dividends
and distributions .........................          53,676             562,245
                                                   --------         -----------
Total issued ..............................         440,041           4,631,614
Automatic conversion
of shares .................................         (96,394)         (1,007,254)
Shares redeemed ...........................        (518,580)         (5,423,418)
                                                   --------         -----------
Net decrease ..............................        (174,933)        $(1,799,058)
                                                   ========         ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class B Shares for the Year                                            Dollar
Ended July 31, 2000                                 Shares             Amount
--------------------------------------------------------------------------------
Shares sold ...............................         215,656         $ 2,179,133
Shares issued to shareholders
in reinvestment of dividends
and distributions .........................          70,640             715,305
                                                   --------         -----------
Total issued ..............................         286,296           2,894,438
Automatic conversion of
shares ....................................         (13,688)           (139,007)
Shares redeemed ...........................        (964,126)         (9,765,327)
                                                   --------         -----------
Net decrease ..............................        (691,518)        $(7,009,896)
                                                   ========         ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class C Shares for the Year                                            Dollar
Ended July 31, 2001                                 Shares             Amount
--------------------------------------------------------------------------------
Shares sold ...............................          90,959         $   954,483
Shares issued to shareholders
in reinvestment of dividends
and distributions .........................           2,560              26,800
                                                   --------         -----------
Total issued ..............................          93,519             981,283
Shares redeemed ...........................         (52,721)           (551,642)
                                                   --------         -----------
Net increase ..............................          40,798         $   429,641
                                                   ========         ===========
--------------------------------------------------------------------------------

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)

--------------------------------------------------------------------------------
Class C Shares for the Year                                            Dollar
Ended July 31, 2000                                 Shares             Amount
--------------------------------------------------------------------------------
Shares sold ...............................          46,999         $   471,284
Shares issued to shareholders
in reinvestment of dividends
and distributions .........................           2,751              27,825
                                                   --------         -----------
Total issued ..............................          49,750             499,109
Shares redeemed ...........................         (23,061)           (235,876)
                                                   --------         -----------
Net increase ..............................          26,689         $   263,233
                                                   ========         ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class D Shares for the Year                                            Dollar
Ended July 31, 2001                                 Shares             Amount
--------------------------------------------------------------------------------
Shares sold ...............................          83,599         $   873,615
Automatic conversion
of shares .................................          96,486           1,007,254
Shares issued to shareholders
in reinvestment of dividends
and distributions .........................           8,071              84,499
                                                   --------         -----------
Total issued ..............................         188,156           1,965,368
Shares redeemed ...........................         (45,241)           (476,673)
                                                   --------         -----------
Net increase ..............................         142,915         $ 1,488,695
                                                   ========         ===========
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class D Shares for the Year                                            Dollar
Ended July 31, 2000                                 Shares             Amount
--------------------------------------------------------------------------------
Shares sold ...............................         123,728         $ 1,238,932
Automatic conversion
of shares .................................          13,702             139,007
Shares issued to shareholders
in reinvestment of dividends
and distributions .........................           7,861              79,557
                                                   --------         -----------
Total issued ..............................         145,291           1,457,496
Shares redeemed ...........................        (100,624)         (1,017,942)
                                                   --------         -----------
Net increase ..............................          44,667         $   439,554
                                                   ========         ===========
--------------------------------------------------------------------------------

5. Short-Term Borrowings:

On December 1, 2000, the Fund, along with certain other funds managed by FAM and its affiliates, renewed and amended a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the facility. Amounts borrowed under the facility bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Fund did not borrow under the facility during the year ended July 31, 2001.

IMPORTANT TAX INFORMATION (unaudited)

All of the net investment income distributions paid monthly by Merrill Lynch Arizona Municipal Bond Fund during its taxable year ended July 31, 2001 qualify as tax-exempt interest dividends for Federal income tax purposes.

Additionally, the Fund paid a long-term capital gains distribution in the amount of $.002304 per share to shareholders as of December 21, 2000. The entire distribution is subject to a maximum 20% tax rate.

Please retain this information for your records.

Merrill Lynch Arizona Municipal Bond Fund                          July 31, 2001

INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Shareholders, Merrill Lynch Arizona Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Arizona Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust as of July 31, 2001, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years presented. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at July 31, 2001 by correspondence with the custodian and broker; where a reply was not received from the broker, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Arizona Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust as of July 31, 2001, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
September 13, 2001

OFFICERS AND TRUSTEES

Terry K. Glenn, President and Trustee
James H. Bodurtha, Trustee
Herbert I. London, Trustee
Joseph L. May, Trustee
Andre F. Perold, Trustee
Roberta Cooper Ramo, Trustee
Vincent R. Giordano, Senior Vice President
Kenneth A. Jacob, Vice President
Walter C. O'Connor, Vice President
Donald C. Burke, Vice President and Treasurer
Alice A. Pellegrino, Secretary

Custodian
State Street Bank and Trust Company
P.O. Box 351
Boston, MA 02101

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

[LOGO] Merrill Lynch Investment Managers
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                                                               [GRAPHIC OMITTED]

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch Arizona
Municipal Bond Fund
Merrill Lynch Multi-State
Municipal Series Trust
Box 9011
Princeton, NJ
08543-9011

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